Exhibit 99.1

SunCoke Energy Partners, L.P. Prices Senior Notes Offering

LISLE, Ill.—(BUSINESS WIRE)— Jan. 18, 2013— SunCoke Energy Partners, L.P., a Delaware limited partnership (the Partnership) (NYSE: SXCP) announced today that the Partnership and its wholly-owned subsidiary, SunCoke Energy Partners Finance Corp. (the co-issuer), has priced an offer to sell $150 million in aggregate principal amount of 7.375% senior unsecured notes due 2020 (the notes) in a private placement to eligible purchasers. The notes offering is expected to close on or about January 24, 2013 in connection with the closing of the Partnership’s initial public offering of common units representing limited partner interests in the Partnership.

Each of the Partnership’s existing subsidiaries (other than the co-issuer) and certain future subsidiaries will guarantee the notes.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Partnership plans to offer and issue the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

FORWARD LOOKING STATEMENTS

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. These statements involve risks and uncertainties including, among others, that our business plans may change as circumstances warrant and securities of the Partnership may not ultimately be offered to the public because of general market conditions or other factors.

Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

Source: SunCoke Energy Partners, L.P.

Investors:

Ryan Osterholm: 630-824-1987

or

Media:

Anna Rozenich: 630-824-1945